Exhibit (i)(9)

Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

September 6, 2019

VanEck Funds

666 Third Avenue

New York, NY 10017

Re:	Post-Effective Amendment No. 160 to the Registration Statement of VanEck Funds (with respect to Emerging Markets Class Z Shares)

Ladies and Gentlemen:

We have acted as counsel to VanEck Funds, a Massachusetts business trust (the “Trust”), in connection with the issuance and sale by the Trust of its Class Z shares of beneficial interest, no par value (the “Class Z Shares”) of Emerging Markets Fund (the “Fund”).

This opinion is furnished in accordance with the requirements of Item 28(i) of Form N-1A under the Investment Company Act of 1940 (the “Investment Company Act”) and the Securities Act of 1933 (the “Securities Act”).

We have examined the Trust’s Master Trust Agreement, certain resolutions adopted by the Trust’s Board of Trustees relating to the creation, authorization, issuance and sale of the Class Z Shares, and a Certificate of Good Standing dated September 3, 2019 from the Secretary of the Commonwealth of Massachusetts.

We have also examined the Registration Statement on Form N-1A to be filed by the Trust, on behalf of the Fund and the Global Hard Assets Fund and International Investors Gold Fund, under the Investment Company Act and the Securities Act (the “Registration Statement”), as well as other items we deem material to this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.

This opinion is based exclusively on the provisions of the law of the Commonwealth of Massachusetts governing the issuance of the Class Z Shares of the Fund and the reported case

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL

A Pennsylvania Limited Liability Partnership

VanEck Funds

September 6, 2019

law thereunder, and does not extend to the securities or “blue sky” laws of the Commonwealth of Massachusetts or other States.

We have assumed the following for purposes of this opinion:

1.       The Class Z Shares will be issued in accordance with the Trust’s Amended and Restated Master Trust Agreement and resolutions of the Trust’s Board of Trustees relating to the creation, authorization, issuance and sale of the Class Z Shares.

2.       The Class Z Shares will be issued against payment therefor as described in the Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that the Class Z Shares will, when sold in accordance with the Registration Statement, be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust, and we further consent to any reference in the Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY:	/s/ Cillian Lynch
Cillian Lynch, a Partner